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                      February 15, 2023

       Haijian He
       Chief Financial Officer
       Kingsoft Cloud Holdings Limited
       Building E, Xiaomi Science and Technology Park
       No. 33 Xierqi Middle Road
       Haidian District, Beijing, 100085
       People   s Republic of China

                                                        Re: Kingsoft Cloud
Holdings Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            File No. 001-39278

       Dear Haijian He:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Ran Li, Esq.